The transactions described in this press release involve securities of a foreign company. The transactions are subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

December 14, 2012
Name of Company: Mikuni Coca-Cola Bottling Co., Ltd.
Name of Representative: Motoyoshi Shiina, Representative Director President
(Code No.: 2572 1st Section, TSE)
Inquiries: General Affairs and IR Department
Hiroyuki Kitagawa, Manager
(TEL: +81-48-774-3131)

Notice of Capital and Business Alliance between Mikuni Coca-Cola Bottling Co., Ltd. and Mitsui & Co., Ltd.

Mikuni Coca-Cola Bottling Co., Ltd. (the “Company”) hereby notifies you that the Company decided to entered into a capital business alliance agreement with Mitsui & Co., Ltd. (“Mitsui”) at the Company’s board of directors meeting held on December 14, 2012.
As of today, the Company has also agreed to form a capital and business alliance with The Coca-Cola Company and to enter into a business integration with Coca-Cola Central Japan Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd.  Please refer to “Notice Regarding Capital and Business Alliance between Mikuni Coca-Cola Bottling Co., Ltd. and The Coca-Cola Company, and Notice of Changes to Largest Shareholder and Other Affiliated Companies” and “Notice of Execution of the Integration Agreement and the Share Exchange Agreement Related to Management Integration of Four (4) Companies, i.e. Coca-Cola Central Japan Co., Ltd., Mikuni Coca-Cola Bottling Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd., and the Company Split and Change in Trading Name of Coca-Cola Central Japan Co., Ltd.” released separately today for details.

1. The Capital and Business Alliance

 (i) Purpose of the Capital and Business Alliance
In recent years, there has been increased diversification in the tastes of consumers and cost competition among competitors has further intensified in the soft drink industry in Japan. Building on the momentum from the share transfer agreement between Mitsui and The Coca-Cola Company, the Company decided to form a capital and business alliance with The Coca-Cola Company to promote further business development and to increase its corporate value.

While Mitsui’s voting rights in the Company will be reduced to 13.74% as a result of its share transfer to The Coca-Cola Company, the Company decided to form a capital and business alliance with Mitsui as it believes maintaining a firm cooperative relationship with Mitsui is essential.

 (ii) Contents of the Capital and Business Alliance
Through the capital and business alliance, the Company will collaborate with Mitsui to improve its capital and business performance and its corporate value. After the share transfer, Mitsui will have the right to appoint one candidate for director and one candidate for auditor in appointment proposals on the agenda at the Company’s regular shareholders’ meeting from the term ending December 2012 (to be held in March 2013). The capital and business alliance agreement mentioned in this release will terminate on the effective date of the business integration agreed to today with the Company, Coca-Cola Central Japan Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd. as mentioned at the beginning of the release.

(iii) Outline of the Partner to the Capital and Business Alliance
(i) Name	Mitsui & Co., Ltd.
(ii) Location	2-1 Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan
(iii) Title and position of the representative	Representative Director, President and Chief Executive Officer Masami Iijima
(4) Major Business Areas
Sales, export/import and international trade, and manufacturing in fields including iron and steel products, mineral and metal resources, machinery and infrastructure, chemical products, energy and consumer goods.  Providing comprehensive services including retail, telecommunications, technology, transport, and finance.  Engaged in a broad range of fields, including new fields such as resource development business for mineral and metal resources and energy, IT, renewable energy, and environment related business.

(5) Capital Stock	341.4 billion yen
(6) Date of Establishment	July 25, 1947
(7) Principal Shareholders and the Shareholding Ratio (As of September 30, 2012)	The Master Trust Bank of Japan, Ltd. (Trust account)	8.81%
	Japan Trustee Services Bank, Ltd. (Trust account)	6.82%
	SSBT OD05 Omnibus Account (Treaty Clients)	2.24%
	Sumitomo Mitsui Banking Corporation	2.10%
	Japan Trustee Services Bank, Ltd. (Trust account 9)	1.99%
	Nippon Life Insurance Company	1.91%
	Mitsui Sumitomo Insurance Company, Ltd	1.35%
	Sumitomo Mitsui Trust Holdings, Inc.	1.24%
	Deutsche Securities Inc.	1.22%
	Barclays Securities Japan Limited	1.13%

(8) The Company’s Relationship with the Listed Company	Capital Relationship	Mitsui possesses 17,239,000 shares of the Company
	HR Relationship	Of the 10 executives (seven directors and three auditors) at the Company, two directors and one auditor are currently Mitsui officers.
	Transaction Relationship	The Company and Mitsui have sales transactions.
	Application of Related Party	Mitsui is a related party since the Company is Mitsui’s equity-method affiliate.
(9) Consolidated business and financial results of the last three years
Business Year	Year ended March 2010	Year ended March 2011	Year ended March 2012
Consolidated Net Asset	2,429,806	2,553,334	2,860,810
Consolidated Total Asset	8,368,984	8,598,124	9,011,823
Consolidated Net Asset Per Share (Yen)	1,222.11	1,296.66	1,447.34
Consolidated Revenue	9,358,379	9,942,472	10,481,166
Consolidated Operating Profit	144,513	317,003	348,384
Consolidated Net Profit	149,719	306,659	434,497
Consolidated Net Profit Per Share (Yen)	82.12	168.05	238.10
Dividend Per Share (Yen)	18	47	55
  *Unit: Million Yen except for those specified.

(iv) Schedule
(1) Board of Directors Meeting	December 14, 2012
(2) Execution of the Capital and Business Alliance Agreement	December 14, 2012
(3) Effective Date (Planned)	December 20, 2012

 (v) Future Perspective
There is no effect on the Company’s business performance for the current business year resulting from the capital and business alliance.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Company and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.